Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Ceridian HCM Holding Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein. Our report refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Minneapolis, Minnesota

September 4, 2020